Exhibit 23.2

Consent of Ernst & Young LLP

Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the 1999 Share Option and Incentive Plan, the 2001 Share Option and Incentive Plan, the 2003 Share Option and Incentive Plan, the 2004 Share Option and Incentive Sub-Plan for Israeli Employees, the 2007 Equity Incentive Plan and the Employee Stock Purchase Plan of BigBand Networks, Inc. our report dated January 23, 2006, with respect to the financial statements of ADC Broadband Access Systems, Inc. included in the Registration Statement on Form S-1 (No. 333-139652) of BigBand Networks, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 14, 2007